Exhibit a (4) under Form N-1A

Exhibit 3 (i) under Item 601/Reg. S-K

FEDERATED ASSET ALLOCATION FUND

Amendment No. 4

to the

DECLARATION OF TRUST

dated May 16, 2008

This Declaration of Trust is amended as follows:

A. Strike Section 1 of Article I from the Declaration of Trust and substitute in its place the following:

“Section 1. Name. This Trust shall be known as Federated Global Allocation Fund, and the Trustees may conduct the business of the Trust under that name or any other name as they may determine from time to time”.

B. Strike the first paragraph of Section 5 of Article III from the Declaration of Trust and substitute in its place the following:

"Section 5. Establishment and Designation of Series or Class. Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust are established and designated as:

Federated Global Allocation Fund

Class A Shares

Class B Shares

Class C Shares

Class R Shares

Institutional Shares”

C. Strike Section 9 of Article XII from the Declaration of Trust and substitute in its place the following:

“Section 9. Use of Name. The Trust acknowledges that “Federated Investors, Inc.” has reserved the right to grant the non-exclusive use of the name “Federated Global Allocation Fund” or any derivative thereof to any other investment company, investment company portfolio, investment adviser, distributor, or other business enterprise, and to withdraw from the Trust or one or more Series or Classes any right to the use of the name “Federated Global Allocation Fund”."

The undersigned hereby certify that the above-stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 17th day of August, 2012, to become effective on December 12, 2012.

WITNESS the due execution hereof this 17th day of August, 2012.

/s/ John F. Donahue	/s/ Peter E. Madden
John F. Donahue	Peter E. Madden

/s/ Nicholas P. Constantakis	/s/ Charles F. Mansfield, Jr.
Nicholas P. Constantakis	Charles F. Mansfield, Jr.

/s/ John F. Cunningham	/s/ Thomas M. O’Neill
John F. Cunningham	Thomas M. O’Neill

/s/ J. Christopher Donahue	/s/ John S. Walsh
J. Christopher Donahue	John S. Walsh

/s/ Maureen Lally-Green
Maureen Lally-Green